United States
                       Securities and Exchange Commission
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

                                     Form 15

             Certification and Notice of Termination of Registration
              under Section 12(g) of the Securities Exchange Act of
                       1934 or Suspension of Duty to File
              Reports under Sections 13 and 15(d) of the Securities
                             Exchange Act of 1934.

                         Commission File Number: 1-13993

                              TUCKER ANTHONY SUTRO
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             (Exact name of registrant as specified in its charter)

                                One Beacon Street
                           Boston, Massachusetts 02108
                                 (617) 725-2000
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, Par Value $.01 Per Share
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            (Title of each class of securities covered by this Form)

                                      None
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   (Titles of all other classes of securities for which a duty to file reports under Section 13 (a) or 15 (d) remains)

 Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [ ]      Rule 12h-3(b)(1)(i)  [x]
          Rule 12g-4(a)(1)(ii) [ ]      Rule 12h-3(b)(1)(ii) [ ]
          Rule 12g-4(a)(2)(i)  [ ]      Rule 12h-3(b)(2)(i)  [ ]
          Rule 12g-4(a)(2)(ii) [ ]      Rule 12h-3(b)(2)(ii) [ ]
                                        Rule 15d-6           [ ]

Approximate number of holders of record as of the certification of notice date: 1

Pursuant to the requirements of the Securities Exchange Act of 1934, Tucker Anthony Sutro has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    November 14, 2001                        TUCKER ANTHONY SUTRO

                                                  By:  /s/ Irving Weiser
                                                       ----------------------
                                                  Name:  Irving Weiser
                                                  Title: President